Exhibit 99.1
Double Eagle Petroleum Company

P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR IMMEDIATE RELEASE
Date: March 14, 2007
Double Eagle Petroleum Reports 2006 Results
Double Eagle Petroleum Co. (NASDAQ:DBLE) announced today its operating and financial results for the year ended December 31, 2006. During 2006, the Company prepared for large core development drilling projects in 2007, began five new projects, and set new records for production and reserves.
Core Development Projects
On December 1, 2006, the final EIS for the Atlantic Rim CBM (coalbed methane) Development was published in the Federal Register. The Bureau of Land Management has indicated that it plans to issue the Record of Decision in the first quarter of 2007. The Record of Decision could potentially allow the drilling of 1,800 CBM wells and 200 conventional wells. We plan to start drilling with two rigs in July 2007, with the drilling of 34 new wells planned in 2007, and proceed to drill, over a period of three to five years, a total of up to 268 gross new wells in the Catalina Unit, which would constitute 110 net new wells to our interest. We also will participate in the drilling of additional wells in the Doty Mountain and Sun Dog Units operated by Anadarko and Warren Resources, with a possible total 259 net new wells to Double Eagle in the Doty Mountain, Sun Dog and Catalina Units. These Atlantic Rim properties accounted for 58% of our total sales volumes in 2006 and 39% of our total proved reserves at December 31, 2006.
During 2006, Anadarko and Warren began drilling 27 wells (23 planned wells and 4 water injection wells) in the Doty Mountain Unit to add to the 24 existing wells in the unit, resulting in 22 producing wells expected to be put on line in 2007. As the wells currently drilling reach total depth in 2007, our working interest in Doty Mountain will change from 26.22% to 20.55%. Anadarko and Warren plan to drill an additional 75 wells (69 planned producing and 6 water injection wells) in the Sun Dog Unit in 2007 to complement the 12 wells that are currently producing there. As the new Sun Dog wells are drilled, our working interest in that unit will change from 4.54% to 8.32%.
We are continuing our participation with the operator, Questar, in the development of the Mesa Field in the Pinedale Anticline (73 non-operated wells producing approximately 31% of our total production in 2006 and 44% of our total proved reserves at December 31, 2006). We participated in the drilling of 14 wells in 2006 before winter grazing stipulations halted activity on November 15, of which seven were completed and connected in 2006 and are producing gas, and seven are expected to be put on line as soon as regulations allow in 2007. We expect to participate in 15-20 additional new wells in 2007. Our interests in these wells vary significantly in the different units in the Mesa Field, ranging from overriding royalty interests of .312% in Mesa A, to working interests of 8-12.5% in Mesa B, to a carried working interest of 6.4% in Mesa C.
For 2007, we have budgeted approximately $50 million for ongoing development programs in the Atlantic Rim and Pinedale Anticline. The 2007 budget does not include the impact of any potential future exploration projects, any ongoing exploration or development activities at Christmas Meadows, Cow Creek Unit Deep #2 or South Fillmore, or possible asset purchases.
New Projects
The South Fillmore prospect began drilling in March 2006 and was successfully completed in August 2006 at 8,000 feet. In August, it tested 900 Mcf per day, 60 Bbls of oil per day and 444 Bbls of water per day. Production equipment was assembled on the location to conduct testing of the well, but severe weather in

Wyoming in the fall of 2006 and early in 2007 prevented any further significant testing. We have sold a 50% interest in some of the offset acreage to a third party who will drill the first offset well in 2007.
In June 2006, we began drilling the Cow Creek Unit Deep #2, with an expected depth of 12,360 feet. Double Eagle has an 84% interest in this well, which was drilled to 9,922 feet, where we ran casing. We are currently reworking the seismic data with the additional well data compiled. If possible, we would like to be able to use this well to directionally drill to the high point in the field for the deeper beds. We expect to have a rig back on this well in the second quarter of 2007.
At the Rattlesnake prospect, we started drilling in July 2006 and did not find a commercial deposit of oil and gas. The well was plugged and abandoned, and the related costs of $278,000 were written off in 2006.
At Christmas Meadows, after several years of regulatory hurdles, we began drilling the Table Top Unit #1 well in September 2006. We did not find reservoir rock with sufficient permeability in the Cretaceous formation. On February 26, 2007, the Table Top Unit #1 was at 15,760 feet when it was decided that it would be plugged back to the base of the 9.625 inch casing at a depth of 11,393 feet. We intend to further examine the logs and consider whether to engage a larger rig and continue down to test the Nugget sandstones at approximately 18,000 feet and also will consider the possibility of attempting to drill to test the Madison carbonates at approximately 23,000 feet. We have a 31% working interest in the prospect and another two years on the lease terms to complete the project.
Through unitization of interests, we now own a 0.3493% interest in the Madden Sour Gas Participating Area in the Madden Deep Unit and the sour gas plant at Madden Field in the Wind River Basin in Wyoming at an initial cost of approximately $3.5 million, as part of the combination of the Madden Field and the Long Butte Field deep Paleozoic formations, with an effective date of February 2002. The Madden Sour Gas Participating Area produced 159 Bcf of natural gas in 2006 from seven wells. These are long-lived wells with large producing rates and reserves. Our interest in the Madden Sour Gas Participating Area is currently producing approximately 650 Mcf of natural gas net daily to our interest, with our first receipt of production being for November 2006.
2006 Financial Summary
Production for 2006 reached a new high at 3.2 Bcfe, up 5% from 2005. The increase in total gas production is largely attributable to the recording of 246 MMcf of net gas imbalances due us, somewhat offset by lower production at Cow Creek and Mesa. Without the imbalances, total gas production would have decreased by 3%. Average daily production at Cow Creek decreased by 1.8% to 4,431 Mcf, due primarily to workovers completed in the first and fourth quarters. Additional Atlantic Rim production started at the Doty Mountain Unit in the third quarter of 2006. As noted above, the operator of Doty Mountain and Sun Dog Units is pursuing a vigorous drilling program in 2007, hooking up 22 new wells at Doty Mountain and starting 75 wells at Sun Dog. Mesa production decreased by 14.8% to a net average daily production of 2,556 Mcfe, due largely to normal production declines. Seven new wells began producing in Mesa in the fourth quarter of 2006, and currently seven additional wells are awaiting hook-ups when winter operating restrictions pass. The operator has represented that it will continue drilling projects in Mesa to better maintain or increase production levels.
During the first quarter of 2007, we have seen some extremely harsh winter weather in Wyoming, with temperatures reaching as low as -34 degrees Fahrenheit. The severe cold has been difficult on operations in January and February, initially freezing lines and subsequently resulting in equipment problems in our Cow Creek Field. Daily production volumes in the Cow Creek Field have averaged more than 1 MMcfd less than normal for the first two months of 2007. We are working diligently on those problems and are confident they will be resolved by the end of the first quarter. We are also working on the infrastructure at Cow Creek to prepare for the commencement of drilling in July and looking forward to the next step in a strong, long-term project there.
Stephen H. Hollis, CEO of Double Eagle, commented: “In 2006 and the first quarter of 2007, we got the Christmas Meadows Prospect drilled. This was a very impressive accomplishment for a company our size. As is often the case in our business, the outcome is still uncertain as we need to drill deeper to hopefully find some good reservoir rock. We hope to get this done later this year.

“Much of the work we did in 2006 was aimed at getting ready for our development program in the Atlantic Rim coal bed natural gas project. We have power coming in, injection wells ready to go, compressors ready to be delivered, pipeline built and drilling rigs ready to drill. If the Record of Decision is final this month, as we expect, we will be ready to hit the ground running in July when the wildlife restrictions come off. We plan to spend close to $50 million on lower risk development wells in 2007. Our entire record budget in 2006 was $21.5 million. We expect to be very busy this year. We expect our numbers to be very different in twelve months.”
SUMMARY CASH FLOW INFORMATION
(In thousands)

	December 31,
	2006	2005	% Change

Net cash provided by operating activities	$10,951	$10,319	6.1%

Net cash used in investing activities	(22,241)	(16,259)	36.8%

Net cash provided by financing activities	10,470	3,701	182.9%
SUMMARY BALANCE SHEET INFORMATION
(In thousands)

	December 31,
	2006	2005	% Change

Total assets	$65,675	$44,211	48.5%

Total long-term debt	13,221	3,000	340.7%

Total stockholders’ equity	33,042	29,778	11.0%

SUMMARY STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Year ended December 31,
	2006	2005	% Change

Revenues
Oil and gas sales	$18,228	$20,451
Transportation revenue	523	—
Other income, net	281	45

Total revenues	19,032	20,496	-7.1%

Expenses
Lease operating expenses	3,730	3,800	-1.8%
Production taxes	2,209	2,523	-12.4%
Exploration expenses including dry holes	530	747	-29.0%
Impairment of equipment and properties	—	357	-100.0%

Total Expenses	6,469	7,427	-12.9%

Gross Margin	12,563	13,069	-3.9%
Gross Margin Percentage	66.0%	63.8%

General and administrative	3,959	3,015	31.3%
Depreciation, depletion and amortization	4,909	4,069	20.6%
Other expense (income), net	187	(23)	-913.0%

Pre-tax income	3,508	6,008	-41.6%

Provision for deferred taxes	(1,399)	(2,043)	-31.5%

NET INCOME	$2,109	$3,965	-46.8%

Net income per common share:
Basic	$0.24	$0.46	-47.8%

Fully diluted	$0.24	$0.46	-47.8%

Weighted average shares outstanding:
Basic	8,633	8,564

Fully diluted	8,656	8,628

SUMMARY OPERATIONAL INFORMATION

	Year ended December 31,
	2006	2005	% Change

Average daily production (Mcfe)	8,814	8,408	4.8%

Data on a per Mcfe basis
Average price	$5.67	$6.66	-14.9%

Production costs	1.11	1.24	-10.5%
Production taxes	0.69	0.82	-15.9%
Depletion and amortization	1.29	1.17	10.3%

Total operating costs	3.09	3.23	-4.3%

Gross margin	$2.58	$3.43	-24.8%

About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company’s current core development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its other current activities involve the exploration of the Christmas Meadows Prospect in northeastern Utah as well as the Cow Creek Unit Deep #2 development project and South Fillmore exploration prospect, both in southwestern Wyoming.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.
Company Contact:
John Campbell
(303) 794-8445